Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC

ACCOUNTING FIRM

February 8, 2024

Board of Directors

Red Mountain Ventures, L.P.

We hereby consent to the inclusion in the Annual Report (or other documents) filed under Regulation A Form 1-K of our reports dated January 9, 2024, with respect to the consolidated balance sheets of Red Mountain Ventures, L.P. as of April 30, 2023 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar year ended April 30, 2023 and the related notes to the financial statements.

Agawam, Massachusetts

February 8, 2024